Exhibit 3.1

UNOFFICIAL ENGLISH TRANSLATION OF BYLAWS

COMPAÑÍA CERVECERÍAS UNIDAS S.A.

TITLE I

Name, domicile, duration and purpose

ARTICLE ONE: A stock corporation is hereby organized under the name of “Compañía Cervecerías Unidas S.A.” and shall be governed by these bylaws and the legal and regulatory provisions in force applicable to it. Such corporate name does not preclude the use of the acronym “C.C.U.” and/or “CCU”, for commercial and advertising purposes.

ARTICLE TWO: The legal domicile of the Company is the city of Santiago, without prejudice to any other special domiciles and offices, agencies or branches that the Company may establish within the country or abroad.

ARTICLE THREE: The duration of the Company shall be indefinite and shall be dissolved in the cases provided for by the laws.

ARTICLE FOUR: The purpose of the Company is:

(a)	The production, manufacture and marketing of beers, alcoholic beverages, carbonated water and beverages in general;

(b)	The production, manufacture and marketing of food of any kind or origin, and in particular, those derived from fishing and hunting;

(c)	The administration, management and exploitation of agricultural, forestry or forestry potential premises, and the transformation, industrialization and marketing of agricultural, livestock and forestry products;

(d)	The manufacture and sale of containers of any kind and for any purposes;

(e)	The transport or carriage by land, air, sea or rivers, either on its own account or on the account of third parties;

(f)	The production and marketing of machinery, vehicles, items and equipment for agricultural, mining, fishery, industrial, construction, commercial and domestic use purposes as well as their accessories and spare parts;

(g)	The construction industry, real estate development and promotion of tourism activities;

(h)	The performance of activities and business transactions related to mining and the exploitation, production and commercialization of any energy source capable of industrial or domestic use;

(i)	IT and computers, advice in corporate administration, organization and development companies;

(j)	The performance of mandates, commissions, powers of attorney and brokerages and the participation, in accordance with the law, in banking companies, companies rendering financial services, insurance companies, warrants, warehouses and deposits of goods, and in the management of mutual and social security funds; and

k)	Purchasing and, in general, acquiring, selling and disposing of, in general, and exchange all kinds of securities, which shall mean any kind of transferable securities, including shares, call and put options of shares, bonds, debentures, interests in mutual funds, savings plans, commercial papers and in general any other kind of negotiable, marketable or investment instrument, as well as any securities issued and secured by the State, by centralized and decentralized public entities and the Central Bank of Chile.

TITLE II

Corporate Capital and Shares

ARTICLE FIVE: The capital of the Company amounts to $571,019,592,163 and is divided into 369,502,872 shares, of a single series and without face value.

ARTICLE SIX: Shares shall be registered. The Company shall keep a Shareholders’ Register Book which shall record their full names and addresses and number of shares held by each of them. Every transmission or transfer of shares shall be recorded in such Shareholders’ Register Book.

TITLE III

Corporate Management

ARTICLE SEVEN: The Company shall be managed by a Board of Directors consisting of nine directors elected by the Shareholders’ Meeting. The meetings of the Board of Directors shall be held with the attendance of six Directors and resolutions shall be adopted or taken by the absolute majority of Directors present and entitled to vote thereat. The chairman of the meeting shall not have a casting vote in case of a tie.

ARTICLE EIGHT: The Board of Directors shall represent the Company, either judicially or extra judicially and for the attainment of the corporate purpose, and such representation shall not be necessary to be proven before third parties. The Board of Directors shall be vested with all management, administration, and disposal powers that the law or these bylaws do not exclusively vest in the General Shareholders’ Meetings, without the need to grant any special power of attorney to it, even for the performance of such acts or the execution of such agreements for which the laws requires a power of attorney.

Concerning judicial matters, the Board of Directors shall have all the powers specified in article seven of the Code of Civil Procedure, in particular those set forth in subsection two thereof, all of which are deemed expressly reproduced herein. The foregoing is without prejudice to the fact that the General Manager is the representative of the Company for all judicial purposes according to the law.

As long as extrajudicial matters are concerned, the Board of Directors is specially empowered to collect and receive any amounts owed to the Company, purchase and sell, for any consideration whatsoever, any kind of real estate and personal property, tangible and intangible property; to encumber the corporate assets, real estate or personal property, by way of mortgages or pledges as well as to create servitudes or easements thereon, whatever the value of such assets or the amount of the respective lien; to enter into lease and use agreements whether as lessor or lessee, as well as to perform any foreign exchange and loan transactions, to apply for loans or borrow money at interest rates, either secured or unsecured, in the form of credits, overdrafts, discounts, advances against acceptances, and otherwise; apply for overdrafts and checking and savings account, as well as to draw on and overdraw on such accounts, issue, accept, endorse, discount, cancel, guarantee and protest bills of exchange or any other negotiable or bank instruments and commercial papers; to become jointly and severally liable; to create or organize any kind of companies or joint any existing companies, as well as to participate in the management, modification, dissolution of such companies, and in general to perform any other acts and enter into any kind of agreements or contracts, specific or general, and agree on the terms and conditions thereof, whether of their essence, nature or merely incidental, included or not in the foregoing enumeration which is merely exemplary and which in no way limits or restricts the management and disposal powers granted by the law to the Board of Directors.

ARTICLE NINE: The Board of Directors also has the following powers and duties:

(a)	Appointing and removing of the General Manager and any other Managers and Head Officers of the various sections and establishments of the Company;

(b)	Supervising the performance of the General Manager and other employees, as well as suspending and dismissing them and fixing their duties and compensation;

(c)	Establishing offices, agencies or branches at any place within the country or abroad, and suspend or remove or cancel them when it deems so appropriate;

(d)	Submitting to the Ordinary Meetings a Balance Sheet and an Inventory, and an Annual Report regarding the corporate transactions carried out every fiscal year, and proposing to the General Meeting the distribution of profits and the dividends to be distributed among shareholders, without prejudice that the Board of Directors either in its own name and under the personal liability of the Directors attending such meeting, may agree the distribution of interim dividends according to the law;

(e)	Drafting the internal regulations necessary to properly carry out the business and affairs of the Company;

(f)	Supervising and monitoring the corporate transactions and seeing to the full and accurate performance of any executed agreements;

(g)	Calling Annual General Ordinary and Extraordinary Shareholders’ Meetings; and

(h)	Any other granted by the laws or any other provisions of the bylaws and, in general, deciding on any other issues not provided for therein.

ARTICLE TEN: Directors, who may be reelected, shall hold their offices for a period of three years, and the total number of directors shall be completely renewed at the end of such period. Should the Shareholders’ Meeting called for the election of the directors not be timely held, its functions shall be deemed extended until the appointment of their substitutes.

At any elections made at the General Shareholders’ Meetings, the shareholders or their proxies may accumulate their votes in favor of a single person, or distribute them in the way they deem appropriate and the individuals so elected shall be those who obtain the higher number of votes in the same and sole election, until completing the total number of positions to be filled.

The foregoing provision does not prevent the shareholders present and entitled to vote from unanimously agreeing to omit such voting and proceeding to elect by acclaim.

ARTICLE ELEVEN: The Minutes of the Meeting that shall evidence the election of the members of the Board of Directors shall specify the full name of all the shareholders present either personally or by proxy, and the number of shares held by them and voted upon, either personally or by proxy, and shall also specify the final outcome of the voting.

ARTICLE TWELVE: Directors shall be compensated for their services. Their remunerations shall be fixed in advance by the Ordinary Shareholders’ Meeting dealing with the previous fiscal year.

Any other remuneration of the Directors for performing functions or rendering services other than those inherent in their offices shall be authorized or approved by the Shareholders’ Meeting.

ARTICLE THIRTEEN: The Board of Directors may only be revoked in its entirety by resolution taken by the Ordinary or Extraordinary Shareholders’ Meeting, and the individual or collective revocation of one or more of its members is forbidden. In any case, any change in the Board of Directors shall comply with the disclosure measures required by law.

ARTICLE FOURTEEN: At the first meeting of the Board of Directors held after the Shareholders’ Meeting whereat its members have been appointed, the Board of Directors shall elect a Chairman and a Vice-Chairman from among its own members, who shall also act in the same capacity in respect to the Company and the Shareholders’ Meetings. The place for holding meetings shall be fixed at the same meeting.

ARTICLE FIFTEEN: The Director’s functions may not be delegated and shall be collectively exercised at a validly constituted meeting. The Board of Directors may delegate part of its powers to the Chairman, Vice-Chairman, one Director or a Committee of Directors, the Managers, Assistant Managers or Attorneys of the Company, and for particularly specified purposes, to any other individuals.

ARTICLE SIXTEEN: The Board of Directors shall hold regular and extraordinary meetings. Regular meetings shall be held on the dates and at the times to be specified by the Board of Directors and no special notice of calling shall be required. Extraordinary meetings of the Board of Directors shall be particularly called by the Chairman at its own initiative, or at the request of one or more of the Directors.

The Board of Directors shall hold meetings at least once a month.

Calling notices of the meetings of the Board of Directors shall be given by means of a letter sent by the General Manager as directed by the Chairman, at the domicile registered per each Director in the Company.

ARTICLE SEVENTEEN: The Board of Directors shall appoint a Secretary and the General Manager shall act as secretary upon failure to appoint a specific individual. Discussions and resolutions of the Board of Directors shall be recorded in a Book of Minutes of the meetings by any means determined by the meeting, provided that they assure that there may be no collations, deletions, or any other adulteration that may affect the fidelity of the minutes, which shall be signed by the Directors who have attended the meeting.

Should any of the Directors die or be unable to sign for any reason, such circumstance shall be duly recorded in the minutes of the relevant meeting.

The minutes of the meeting shall be deemed approved once signed in compliance with the foregoing subsections and, henceforth, all resolutions referred to therein may be implemented from that date onwards.

The Director who wants to be exempt from liability for any act or resolution taken by the Board of Directors shall cause his opposition to be recorded in the relevant minutes of the meeting, and such opposition shall be further notified to the next Ordinary Shareholders’ Meeting by the chairman thereof.

The director who considers that certain minutes of the meeting suffers of any inaccuracies or omissions is entitled to specify all of them therein before signing them.

ARTICLE EIGHTEEN: The Company may only perform acts or enter into agreements in which one or more Directors may be interested either personally or as representatives or proxies of third parties, when such transactions are known and previously approved by the Board of Directors and are consistent with fairness conditions similar to those that usually prevailing on the market. The resolutions adopted by the Board of Directors will be notified in the next Shareholders’ Meeting by the chairman, and such matter shall be included in the agenda for such meeting.

ARTICLE NINETEEN: The Chairman shall be particularly entitled to:

(a)	Preside over the meetings of the Board of Directors and the Annual General Shareholders’ Meetings;

(b)	Call any meetings of the Board of Directors at the relevant times set by it, or whenever it deems so necessary or at the request of two or more directors;

(c)	Call General Shareholders’ Meetings whenever it has been agreed upon by the Board of Directors or requested by the Securities and Insurance Commission or requested by the required number of shareholders; and

(d)	Comply with and enforce the provisions of the bylaws and agreements of the Board of Directors and resolutions of the General Shareholders’ Meetings, and, in particular, to subscribe, execute and sign any public instruments, deeds and documents required to implement the resolutions of the Board of Directors and record in a public deed the relevant part of the minutes when no other persona has been specially appointed thereof.

ARTICLE TWENTY: There shall be one General Manager, and as many Managers of divisions or departments and Assistant Managers as the Board of Directors deems appropriate.

The General Manager shall be the legal representative of the Company for all judicial purposes in accordance with the law, shall be entitled to be heard at the meetings of the Board of Directors, and shall be liable jointly with the members of the Board of Directors for any agreements that adversely affect the Company and the shareholders, whenever his dissenting opinion has not been set down in the minutes of the meeting.

The General Manager shall be particularly entitled to:

a)	Study all businesses suitable for the Company, manage and implement them according to the instructions of the Board of Directors;

(b)	Execute all the agreements of the Board of Directors contemplated among the administrative powers granted to him;

(c)	Conduct the affairs and activities of the Company and enforce the rights of the Company in those businesses transacted with third parties;

(d)	Represent the Company in any extrajudicial acts and agreements with all the powers granted to him by the Board of Directors;

(e)	Propose to the Board of Directors the appointment of any senior officers and appoint the other subordinated employees;

(f)	Propose to the Board of Directors the removal of any senior employees referred to in paragraph (e) above, and dismiss any junior employees with or without directions of the respective senior officer and without any prejudice to an equal power of the Board of Directors;

(g)	Monitor the behavior of all the employees of the Company, supervise all the businesses and affairs inside and outside the corporate domicile, cure any operation defects and propose to the Board of Directors the relevant measures that each case may require;

(h)	Upon failure to appoint another person, to act as Secretary of the Board of Directors and of the General Shareholders’ Meetings and to keep the relevant Book of Minutes of the meetings;

(i)	Keep the Shareholders’ Register Book and supervise that the issuance and transfer of shares be duly made;

(j)	Receive and take care of all letters and correspondence of the Company;

(k)	Directly monitor any accounting matters of the Company; and

(i)	In general, fulfill and enforce the instructions received from the Board of Directors.

ARTICLE TWENTY-ONE: The Directors and the General Manager shall be subject to the impediments, disqualifications, obligations, prohibitions and responsibilities set forth by the laws.

ARTICLE TWENTY-TWO: Any appointments, vacancies and replacements that occur regarding the positions of Chairman, Director and General Manager shall be notified as provided for in the laws and regulations.

TITLE IV

Shareholders’ Meetings

ARTICLE TWENTY-THREE: The shareholders shall hold Ordinary or Extraordinary Meetings.

Ordinary Shareholders’ Meetings shall be held once a year, within the first four months of each year in order to decide on those matters corresponding to be dealt with by it, without it being necessary to specify them in the relevant notice of calling of such meeting.

Extraordinary Shareholders’ Meetings may be held at any time, whenever the company needs so requires to decide on any matters to be dealt with by Shareholders’ Meetings according to the law or the bylaws, and provided always that such matters be specified in the relevant notice of calling of such meeting.

When an Extraordinary Shareholders’ Meeting shall decide on matters to be dealt with by a Ordinary Shareholders’ Meeting, their proceedings and resolutions shall be subject, as appropriate, to the quorum required from the latter.

ARTICLE TWENTY-FOUR: Ordinary Shareholders’ Meeting shall deal with the following matters:

(a)	The review of the financial condition of the Company and reports of the External Auditors and the approval or rejection of the Annual Report, the Balance Sheet, the financial statements submitted by the administrators or liquidators of the Company;

(b)	The distribution of profits of each fiscal year and, in particular, the distribution of dividends;

(c)	The election o revocation of the members of the Board of Directors and of the liquidators; and

(d)	In general, any other matter of corporate interest not reserved to an Extraordinary Shareholders’ Meeting.

ARTICLE TWENTY-FIVE: Extraordinary Shareholders’ Meeting shall deal with the following matters:

(a)	The dissolution of the Company;

(b)	Transformation, merger or split-up of the Company and the amendment of its bylaws;

(c)	The issuance of bonds or debentures convertible into shares;

(d)	Transfer of the total fixed assets and liabilities of the Company or the total assets thereof;

(e)	Granting any security interests or personal guarantees to secure the fulfillment of obligations of third parties other than subsidiaries, in which case the approval of the Board of Directors shall be sufficient; and

(f)	Any other matters that, according to the law or the bylaws, are to be submitted to it or dealt with by the Shareholders’ Meetings.

The matters referred to in paragraphs (a), (b), (c) and (d) may be dealt with only at the Shareholders’ Meeting held before a Notary Public, who must certify that the minutes are a faithful expression of what has happened and resolved at such meeting.

ARTICLE TWENTY-SIX: Shareholders’ Meetings shall be called by the Board of Directors of the Company in all those cases provided for by the laws, and shall be held at the place to be specified by the Board of Directors, located in the city of Santiago, and shall be mentioned in the relevant notice of calling.

ARTICLE TWENTY-SEVEN: The calling of a Shareholders’ Meeting shall be published at least for three times in different days in the newspaper corresponding to the corporate domicile of the Company determined by the Ordinary Shareholders’ Meeting or, in default thereof, or in case of suspension or disappearance of such newspaper, in the Official Gazette.

Moreover, the notice of calling shall be sent by mail to each shareholder according to law.

ARTICLE TWENTY- EIGHT: Meetings shall be duly held on first call, with the presence of the absolute majority of shares issued with voting rights and on second call, with the number of shareholders present either personally or by proxy, irrespective of the number of shares held by each of them, and resolutions shall be adopted by the affirmative vote of the absolute majority of shares present either personally or by proxy with voting rights, except for the cases indicated in the following Article.

Notices of meetings to be held on second call may only be published after failure of the meeting convened to be held on first call, and the new meeting shall be held no later than 45 days following the date fixed for the first meeting.

Shareholders’ Meetings shall be presided over by the Chairman of the Board of Directors or his substitute, and the Secretary shall be the secretary, if any, of the meeting, or in his absence, the General Manager.

ARTICLE TWENTY- NINE: Resolutions adopted by the Extraordinary Shareholders’ Meetings amending the bylaws shall be approved by the absolute majority of the shareholders present either personally or by proxy, at the relevant Shareholders’ Meeting. The vote of two thirds of the outstanding shares with voting rights shall be required to decide on the following matters:

(a)	Transformation of the Company, split-up and merger with or into another company;

(b)	Early dissolution of the Company;

(c)	Change of the corporate domicile;

(d)	Capital decrease;

(e)	Approval of contributions and assessments of assets other than money;

(f)	Decrease in the number of the members of the Board of Directors;

(g)	Sale of the assets and liabilities of the Company or the total assets thereof;

(h)	The manner of distributing corporate profits;

(i)	Modification of the duration of the Company; and

(j)	The addition of powers reserved to the Shareholders’ Meetings, the restriction on the powers of the Board of Directors and any modification thereof.

Any amendments to the bylaws involving the creation, modification or suppression of any preferences shall be approved by the affirmative vote of two thirds of the shares of the relevant series involved therein.

ARTICLE THIRTY: Only those shareholders registered in the relevant Shareholders’ Register Book no later than five days in advance to the date of the Shareholders’ Meeting are authorized to participate in it with voice and vote.

Shareholders holding non-voting shares, as well as Directors and Managers, even it they are not shareholders, may participate at the General Meetings with voice.

ARTICLE THIRTY-ONE: Shareholders may be represented at the Shareholder’s Meetings by other individual, even if not a shareholder. Such proxy shall be granted in writing, for the total number of shares held by the principal as of the date specified in the preceding Article.

ARTICLE THIRTY-TWO: The Secretary, if any, or in his absence the General Manager of the Company, shall keep record of the attendance, discussions and resolutions adopted at the Shareholders’ Meetings in the relevant Book of Minutes.

The minutes shall be signed by those acting as Chairman and Secretary of the meeting and by three shareholders elected thereat, or by all the attendees, should they be less than three.

The minutes shall be deemed approved once signed by the individuals mentioned above and, from said date onwards, all resolutions adopted thereat may be implemented. Should any of the individuals appointed to sign the minutes of the meeting considers that it suffers from any inaccuracies or omissions, he shall be entitled to make any corrections prior to signing them.

The discussions and resolutions of the Shareholders’ Meeting shall be recorded in the Book of Minutes by any means, provided that they assure that there may be no collations, deletions, or any other adulteration that may affect the fidelity of the minutes.

ARTICLE THIRTY-THREE: The General Ordinary Shareholders’ Meeting shall annually appoint independent External Auditors who shall be responsible for examining the accounting books and records, the inventory and balance sheet and the financial statements of the Company, and shall report in writing to the next Ordinary Shareholders’ Meeting on the performance of their obligations.

TITLE V

Balance Sheet and Distribution of Profits

ARTICLE THIRTY-FOUR: The Company shall prepare its general balance sheet on December 31 of each year.

The Board of Directors shall submit to the consideration of the Ordinary Shareholders’ Meetings, an Annual Report on the financial condition of the Company as of the last fiscal year together with the general balance sheet and the profit and loss statement, and the report prepared by the External Auditors.

These documents shall contain the annexes, exhibits, proposals and other background to be determined by the laws, and shall be subject to disclosure provisions set forth by the law.

ARTICLE THIRTY- FIVE: The Shareholders’ Meeting shall agree upon the annual distribution of the net profits of each fiscal year, within the restrictions and obligations set forth by the law, and the payment terms thereof, within the statutory time limits.

TITLE VI

Dissolution, Liquidation and Arbitration

ARTICLE THIRTY-SIX: The Company shall be dissolved in the cases set forth by the law.

ARTICLE THIRTY-SEVEN: Once the Company has been dissolved, the Board of Directors shall be deemed to survive until the Shareholders’ Meeting at which the liquidator(s) shall be appointed, who shall be responsible for liquidating it, and shall also fix the remuneration thereof. Its powers as well as those of the present or future agents shall be construed to be limited to the legal powers. During the liquidation process, the liquidator(s) shall call the Ordinary Shareholders’ Meeting to the effects provided by law and, in default thereof, such calling may be requested to the Ordinary Courts, at the request of the shareholders’ representing at least ten percent of all issued and outstanding shares.

ARTICLE THIRTY-EIGHT: Any disputes arising between the shareholders in their capacity as such, or between them and the Company or its administrators, either during the life of the Company or during its liquidation, shall be submitted, at the option of the plaintiff , to the Ordinary Courts of Justice or to the decision of a mixed arbitrator.

In the event the parties opted for an arbitration, the arbitrator shall be appointed by the mutual agreement of the parties or, failing this, such appointment shall be made by the Ordinary Courts, from among those individuals who are serving or have served as an Acting Justice Lawyer member of the Supreme Court.

Such arbitration shall be carried out out-of-court, and the arbitration awards may be appealed against by filing the relevant remedies set forth by the general rules.

TRANSITORY ARTICLE: The Company´s capital amounts to $571,019,592,163, divided into 369,502,872 shares of the same series, without face value, which has been subscribed and paid and shall be subscribed and paid as follows:

(One) the sum of $231,019,592,163 divided into 318,502,872 shares, fully subscribed and paid before the date hereof; and

(Two) the sum of $340,000,000,000 divided into 51,000.000 shares, to be subscribed and paid from on account of the capital stock increase agreed upon at the Extraordinary Shareholders’ Meeting on June 18, 2013.

Such capital increase:

(A) shall be first offer to the shareholders of Compañía Cervecerías Unidas S.A. in accordance with Article 25 of the Companies Law and the unsubscribed balance shall be offered to and placed on the general market. The value of such shares shall be paid upon subscription thereof, in cash, check, bank check, electronic transfer of funds or any other instrument or document representing money payable on demand. The Board of Directors is empowered to fix the listing price of the shares according to subsection 2 of Article 23 of the Regulation of Companies. The maximum term for the issue, subscription and payment of the shares shall expire on June 18, 2016. Shareholders registered in the Shareholders’ Register Book by midnight of the fifth business day prior to the publication of the relevant notice shall be entitled to preemptive rights in proportion to their relevant equity holdings. Shareholders may waive or assign their preemptive rights either totally or partially according to the rules set forth in the Regulation of Companies. The silence of a shareholder or assignee of any preemptive right during the relevant period shall be construed as a waiver of the right to subscribe for them. If, after applying the procedure referred to above, some shares remain unplaced either because they are not subscribed by the shareholders under their preemptive rights or who have waived them either totally or partially, or those corresponding to fractions derived from their apportionment among shareholders, such remaining shares may be freely offered to the shareholders and/or third parties, either in Chile or abroad, at the times and for the amounts that the Board of Directors may deem appropriate which is hereby fully empowered to determine the relevant procedures to do so. Furthermore, and unless otherwise resolved by the Board of Directors, those shares whose preemptive rights have been waived, either totally or partially by the shareholders entitled to them, may be offered by the Board of Directors under the terms stated above, from the date on which the notice of such waiver has been received by the Company or be known by it, without having to wait until the end of the legal period of the preemptive rights. In any case, the sale or transfer of such shares to third parties may not be carried out for values and conditions more favorable than those of the preemptive rights offer to the shareholders entitled to it, without prejudice to the provisions set forth in subsection 2 of Article 29 of the Regulation of Companies; and

(B) The Board of Directors is hereby fully empowered to issue shares representing the capital increase, on a one-time basis, and for the total number of shares, or partially, at the discretion of the Board of Directors, as well as to take any steps, formalities and proceedings or cause them to be taken, which may be required for the registration of the shares with the Register of Securities of the Superintendency of Securities and Insurance, by performing and filing any kind of applications, paperwork, procedures, presentations, statements and other formalities related to the registration and placement of shares; so that, once the relevant issuance of shares has been duly registered, the Board of Directors may resolve to place them in Chile or abroad, on a one-time-basis or in fractions thereof, and list them in one or more stock exchanges; to represent the Company or cause it to be represented before any kind of authorities, entities or persons, including but not limited to, any governmental, regulatory or supervisory authorities, stock exchanges or any other entities related to the securities market in Chile or abroad; to grant those powers of attorney that may be necessary or advisable to comply with any of the foregoing; and in general, to decide on any situations, methods, supplements, modifications and details that may arise or be required in relation to this amendment to the bylaws and related matters approved at the Extraordinary Shareholders’ Meeting held on 18 June 2013.